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                                Exhibit (c)(1)
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                         ****FOR IMMEDIATE RELEASE****

DATE:  April 21, 1997              CONTACT:   Diane R. Brown, Investor Relations
410-312-5100/www.gtsduratek.com
Mimi Limbach - Westinghouse
412-642-3341

                        GTS DURATEK CLOSES ACQUISITION
                        OF THE SCIENTIFIC ECOLOGY GROUP

COLUMBIA, Md., -- GTS Duratek, Inc. (Nasdaq: DRTK) today announced that it has closed the acquisition of The Scientific Ecology Group, Inc., (SEG) from Westinghouse Electric Corporation (NYSE: WX) for $28.0 million in cash and 156,986 shares of GTS Duratek's Common Stock.

Robert E. Prince, President and CEO, said, "We started out in 1991 as a small environmental technology and services company and upon closing this transaction, we are the largest processor of low-level radioactive and mixed waste in the U.S. I believe that GTS Duratek and SEG's field services, when combined, will have more experience in radiological protection and nuclear facility decommissioning than any other company in the U.S. It is a great capability focused on a very important world-wide market."

SEG, based in Oak Ridge, Tennessee, is the largest commercial radioactive waste processing company in the United States, offering an extensive range of waste processing services and technologies. SEG's revenues for the year ended December 31, 1996 were approximately $105 million. GTS Duratek's revenues for the year ended December 31, 1996 were approximately $45 million.

GTS Duratek is an environmental technology and services firm that uses its proprietary processes to convert radioactive and hazardous waste into environmentally safe forms.

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